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                                                                       EXHIBIT 2

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                        AGREEMENT AND PLAN OF MERGER

                                    AMONG

                         CORPORATE CHILD CARE, INC.
                         CCC ACQUISITION CORPORATION

                                     AND

                  RESOURCES FOR CHILD CARE MANAGEMENT, INC.
                                ROBERT LURIE

                            DATED AUGUST 27, 1995






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                        AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER (the "Agreement"), is executed the 27th day of August, 1995, by and among Corporate Child Care, Inc., a Tennessee corporation ("CCC"), CCC Acquisition Corporation, a newly formed New Jersey corporation and wholly owned subsidiary of CCC ("Merger Sub"), and Resources For Child Care Management, Inc., a New Jersey corporation ("RCCM") and Robert Lurie ("Lurie").

                                  RECITALS

         WHEREAS, the Boards of Directors of CCC and RCCM each have determined that a business combination between CCC and RCCM is in the best interests of their respective companies and shareholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein; and

         WHEREAS, the shareholders listed on Exhibit A hereto (the "Shareholders") own all of the issued and outstanding shares of the capital stock of RCCM in the amounts listed beside the name of each Shareholder; and

         WHEREAS, Robert Lurie is a Shareholder and is the President and Chief Executive Officer of RCCM and, in such capacity, is familiar with the operations of RCCM; and

         WHEREAS, CCC, Merger Sub, RCCM and Lurie desire to enter into the Agreement to set forth their understandings regarding the business combination between CCC and RCCM.

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                 ARTICLE 1.
                                THE MERGER

         1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into RCCM in accordance with this Agreement and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). RCCM shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall be a wholly owned subsidiary of CCC. The Merger shall have the effects specified in the New Jersey Business Corporation Act ("NJBCA").

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         1.2     The Closing.  Subject to the terms and conditions of this
Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Bass, Berry & Sims, 2700 First American Center, Nashville, Tennessee, at 9:00 a.m., local time, on October 2, 1995 or at such other time, date or place as CCC and RCCM may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         1.3 Effective Time. If all the conditions to the Merger set forth in Article 7 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 8, the parties hereto shall cause Articles of Merger meeting the requirements of the NJBCA to be properly executed and filed in accordance with the NJBCA on the Closing Date. The Merger shall become effective at the time of filing of the Articles of Merger or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

         1.4 Additional Documents and Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of RCCM, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of RCCM, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of RCCM, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of RCCM and otherwise to carry out the purposes of this Agreement.


                                   ARTICLE 2.
                    CERTIFICATE OF INCORPORATION AND BYLAWS
            AND OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

         2.1 Certificate of Incorporation. The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

         2.2 Bylaws. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

         2.3 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.





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         2.4     Officers.  The officers of Merger Sub immediately prior to the
Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.


                                 ARTICLE 3.
                          CONVERSION OF RCCM STOCK

         3.1 Conversion of Shares. At the Effective Time, and subject to the terms and conditions hereof, by virtue of the Merger and without any action on the part of the holder of any common stock, no par value, of RCCM ("RCCM Common Stock") each share of RCCM Common Stock shall be converted into the right to receive $49.18 cash ("Cash Per Share Price") and 6.6666 shares of common stock, no par value, of CCC ("CCC Common Stock"). Subject to the terms and conditions hereof, the aggregate amount of cash and the total number of shares of CCC Common Stock ("CCC Shares") to be issued pursuant to Sections
3.1 and 3.4 shall be $3,372,500 cash and 500,000 shares, respectively.

         3.2 Fractional Shares. In lieu of the issuance of fractional shares of CCC common stock, each Shareholder, upon surrender of a certificate which immediately prior to the Effective Time represented RCCM Common Stock, shall be entitled to receive a cash payment (without interest) equal to the value of any fraction of a share of CCC common stock to which such holder would be entitled but for this provision.

         3.3 Exchange of Certificates. After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing RCCM Common Stock (other than shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under the NJBCA) upon surrender thereof to the Secretary of CCC, shall be entitled to receive in exchange therefor (i) any payment due in lieu of fractional shares and (ii) the amount of cash and a certificate or certificates representing the number of whole shares of CCC common stock into which such holders' outstanding shares of RCCM Common Stock were converted. CCC may, at its option, refuse to pay any dividend or other distribution, if any, payable to holders of shares of CCC common stock to the holders of certificates representing outstanding shares of RCCM Common Stock until such certificates are surrendered for exchange and the CCC Shares have been released for delivery.

         3.4 RCCM Options. Prior to the Effective Time, each holder of a stock option or warrant to acquire RCCM Common Stock ("RCCM Option") shall have agreed to surrender such option in exchange for the consideration specified herein. Each outstanding RCCM Option shall be cancelled at the Effective Time and in exchange therefore shall be delivered to each holder of a RCCM Option an amount of cash, equal to the difference between (i) the product of the cash Per Share Price times the number of shares issuable upon exercise of the holder's RCCM Option, minus (ii) the cash consideration payable under the RCCM Option by the Option Holder and a whole number of CCC Shares (and cash in lieu of fractional shares).





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                                 ARTICLE 4.
              REPRESENTATIONS AND WARRANTIES OF RCCM AND LURIE

         RCCM and Lurie, jointly and severally, represent and warrant to CCC as of the date of this Agreement as follows:

         4.1     Existence; Good Standing; Corporate Authority; Compliance With
Law.   RCCM is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey. RCCM is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the assets, business, results of operations, prospects or financial condition of RCCM. RCCM has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. RCCM is not in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which RCCM or any of its properties or assets is subject. RCCM has obtained all licenses, permits and other authorizations and has taken all actions required by applicable law or governmental regulations in connection with its business as now conducted.

         4.2 Authorization, Validity and Effect of Agreements. RCCM and Lurie each has the requisite power and authority to execute, deliver and perform this Agreement and all agreements and documents contemplated hereby and to consummate the transactions contemplated hereby and thereby. Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of RCCM Common Stock, the consummation by RCCM of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of RCCM and Lurie, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         4.3 Capitalization. The authorized capital stock of RCCM consists of 100,000 shares of common stock, no par value (the "RCCM Common Stock"). As of the date hereof, there are 53,910 shares of RCCM Common Stock issued and outstanding and Exhibit A is a true and complete list of all persons or entities who own or have the right to acquire, directly or indirectly, any equity interest in RCCM. RCCM has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of RCCM on any matter. All issued and outstanding shares of RCCM Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for the RCCM





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Options, which consist of stock options to purchase 21,090 shares of RCCM
Common Stock issued to key employees of RCCM pursuant to the RCCM Option Plan and set forth on Schedule 4.3, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate RCCM to issue, transfer or sell any shares of capital stock of RCCM.

         4.4 Prior Sales of Securities. All offers and sales of RCCM Common Stock prior to the date hereof were at all relevant times exempt from the registration requirements of the Securities Act of 1933, as amended, and were duly registered or the subject of an available exemption from the registration requirements of the applicable state securities or Blue Sky laws.

         4.5 Subsidiaries. Schedule 4.5 hereto is a complete list of each corporation, partnership, joint venture or other business organization (the "Subsidiary" or, with respect to all such organizations, the "Subsidiaries") in which RCCM or any Subsidiary owns, directly or indirectly, any capital stock or other equity interest, or with respect to which RCCM or any Subsidiary, alone or in combination with others, is in a control position, which list shows the jurisdiction of incorporation or other organization and the percentage of stock or other equity interest of each Subsidiary owned by RCCM. Each Subsidiary which is a corporation is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to transact business as a foreign corporation and is in good standing in the jurisdictions listed in Schedule 4.5, which are the only jurisdictions where the properties owned or leased or the business transacted by it makes such licensing or qualification to do business as a foreign corporation necessary, and no other jurisdiction has demanded, requested or otherwise indicated that (or inquired whether) it is required so to qualify. Each Subsidiary which is not a corporation is duly organized and validly existing under the laws of the jurisdiction of its organization. Each Subsidiary has the power and authority and possesses all governmental and other permits, licenses and other authorizations to own or lease its properties and carry on its business as now conducted. The outstanding capital stock of each Subsidiary which is a corporation is validly issued, fully paid and nonassessable. RCCM and the Subsidiaries have good and valid title to the equity interests in the Subsidiaries shown as owned by each of them on Schedule 4.5, free and clear of all liens, claims, charges, restrictions, security interests, equities, proxies, pledges or encumbrances of any kind. Except where otherwise indicated herein or unless the context otherwise requires, any reference to RCCM herein shall include RCCM and all of its wholly owned Subsidiaries.

         4.6 Other Interests. Except as set forth on Schedule 4.6, RCCM does not own directly or indirectly any interest or investment in any corporation, partnership, joint venture, business, trust or other entity.

         4.7 No Violation. Except for consents which may be required from Summit Bank and NationsBank relating to certain mortgages they hold, which consents shall be obtained or determined not to be required no later than August 30, 1995, neither the execution and





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delivery by RCCM of this Agreement nor the consummation by RCCM of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of RCCM; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation of imposition of any lien, security interest, charge or encumbrance upon any of the assets of RCCM pursuant to any commitment, lease, contract, or other material agreement or instrument to which RCCM is a party; or (iii) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to RCCM.

         4.8 Financial Statements. RCCM has delivered its audited financial statements for the years ended December 31, 1994 and December 31, 1993 and will deliver promptly unaudited interim financial statements for the six month period ending June 30, 1995 and for July 31, 1995. Except for $127,500 in the aggregate of assets as previously agreed to by CCC and RCCM, each of the balance sheets provided to CCC (including the related notes and schedules) fairly presents the financial position of RCCM as of its date and each of the statements of income, retained earnings and cash flows provided to CCC (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows of RCCM for the periods set forth therein, subject, in the case of unaudited statements, to normal year- end audit adjustments which would not be material in amount or effect, but including appropriate accruals) in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Such financial statements have been prepared from the books and records of the Company which accurately and fairly reflect the transactions and dispositions of the assets of the Company. With the exception of the deferred tax asset, as of December 31, 1994 or any subsequent date for which a balance sheet is provided, RCCM did not have liabilities, contingent or otherwise, whether due or to become due, known to RCCM or Lurie, other than as indicated on the balance sheet of such date. RCCM has adequately funded all accrued employee benefit costs and such funding (to the date thereof) is reflected in the balance sheet.

         4.9 No Material Adverse Changes. Since June 30, 1995, there has not been (i) any material adverse change in the financial condition, results of operations, business, prospects, assets or liabilities (contingent or otherwise, whether due or to become due, known or unknown), of RCCM; (ii) any dividend declared or paid or distribution made on the capital stock of RCCM, or any capital stock thereof redeemed or repurchased; (iii) any incurrence of long term debt; (iv) any salary, bonus or compensation increases to any officers, employees or agents of RCCM except in the ordinary course of business and consistent with past practice; (v) any pending or threatened labor disputes or other labor problems against or potentially affecting RCCM; or (vi) any other transaction entered into by RCCM, except in the ordinary course of business and consistent with past practice.

         4.10 Tax Returns. Except for taxes owed for fiscal 1994, RCCM has filed or will file when due all federal, state, and local tax returns, reports, and estimates for all periods on





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or before the Closing Date, and there is not in force any extension of the date on which any tax return was or is due to be filed by or with respect to RCCM or any waiver or agreement by RCCM for the extension of time for the payment of any tax. All such returns, reports and estimates were or will be prepared in the manner required by applicable law and all taxes owed (whether or not shown on any tax return) have been paid or adequate provision made therefor. RCCM is not aware of any issues asserted by taxing authorities regarding the accuracy or completeness of prior tax returns, reports or estimates. The provisions for taxes reflected in the balance sheet of RCCM as of December 31, 1994, and the subsequent financial statements referred to in Section 4.8 are adequate to cover the liability of RCCM for all taxes (except for federal income tax but including employee income tax withholding, social security, and unemployment taxes) due and payable or accruable to the date thereof.

         4.11 No ERISA Liability. RCCM does not maintain, with respect to its employees, any Employee Benefit Plans, as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (ERISA), or Multi- Employer Plans as defined in Sections 4001(c)(2) and 4001(a)(3) of ERISA.

         4.12 Assets; Leaseholds. Except for the mortgages and other claims listed on Schedule 4.24,

                 (a) Assets. RCCM owns the assets reflected on the June 30, 1995 RCCM balance sheet (including any patents, copyrights, trade names, service marks and other names and marks used in connection with its business), including the leasehold estates created by certain leases, with good and marketable title, free and clear of any and all claims, liens, mortgages, options, charges, conditional sale or title retention agreements, security interests, restrictions, easements, or encumbrances whatsoever and free and clear of any rights or privileges capable of becoming claims, liens, mortgages, options, charges, security interests, restrictions, easements or encumbrances, except for certain of the assets which are encumbered by liens that RCCM has the means to remove prior to the Effective Time. Such assets are all the assets which are being used to carry on the business of RCCM.

                 (b) Leaseholds. RCCM owns good and marketable leasehold title to the premises leased by RCCM, free and clear of any and all claims, liens, mortgages, options, charges, conditional sale or title retention agreements, security interests, restrictions, easements, or encumbrances whatsoever and free and clear of any rights or privileges capable of becoming claims, liens, mortgages, options, charges, security interests, restrictions, easements or encumbrances, except to the extent expressly set forth in the leases. Following the Merger, RCCM will continue to have good and marketable leasehold title to the premises now leased by RCCM free and clear of any claims, liens, mortgages, options, charges, security interests, restrictions, easements, rights, privileges and encumbrances.





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         4.13    Lawfully Operating.  RCCM has been and currently is conducting and each of the premises leased or owned have been and now are being used and operated, in compliance with all statutes, regulations, bylaws, orders, covenants, restrictions or plans of federal, state, regional, county or municipal authorities, agencies or board applicable to the same.

         4.14 No Subleases or Licenses. There are no subleases or licenses to use all or any portion of the premises leased by RCCM, except as set forth in the leases. The leases are valid, binding and enforceable in accordance with the terms of each, and are in good standing. RCCM is not in default in payment of rent, or in the performance of any of its obligations under the leases. The landlords or lessors under the leases are not in breach of any of their obligations under the leases. No state of facts exists which, after notice or lapse of time or both, would result in a breach or default under the leases. The copies of the leases which RCCM has delivered to CCC are true, correct and complete copies of the leases and RCCM has delivered to CCC all amendments, modifications, letter agreements and instruments of whatever form which relate to such leases.

         4.15 No Litigation. There is no action, proceeding, investigation or inquiry pending or, to the best of RCCM's knowledge, threatened (a) which might, if adversely determined, result in any material adverse change in the condition (financial or otherwise), properties, assets, liabilities, business operations or prospects of RCCM or (b) which questions or may adversely affect this Agreement or any action or obligation to be taken in connection therewith. There are no judgments, citations, fines or penalties heretofore asserted against RCCM under any federal, state, local or foreign law which remain unpaid or which otherwise bind its respective assets, nor has RCCM received any notices or any other communications from any federal, state, local or foreign agency or other governmental authority with respect to any violation of any federal, state, local or foreign law. RCCM has not been advised by any attorney representing it that there may be any "loss contingencies," as defined in Financial Accounting Standards Board Principles No. 5.

         4.16 Corporate Records. True and correct copies of the Certificate of Incorporation and bylaws of RCCM and any RCCM Subsidiaries have been delivered to CCC. The corporate minute books of RCCM and any RCCM Subsidiaries submitted to CCC for review correctly reflect all corporate action taken at all the meetings (or by written consent in lieu thereof) of its directors and shareholders and correctly record all resolutions thereof.

         4.17 No Defaults. RCCM has in all material respects performed all obligations to be performed by it under all contracts, agreements, and commitments to which it is a party, and there is not under any such contracts, agreements, or commitments any existing default or event of default or event which with notice or lapse of time or both would constitute a default.





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         4.18    Hazardous Substances.

                 (a) Hazardous Substances (as hereinafter defined) have not at any time been illegally or improperly generated, used, treated or stored on, or transported to or from, any RCCM Property (as hereinafter defined);

                 (b) Hazardous Substances (as hereinafter defined) have not at any time been released or disposed of on any RCCM Property;

                 (c) RCCM is in compliance with all applicable Environmental Laws (as hereinafter defined) and the requirements of any permits issued under such Environmental Laws with respect to any RCCM Property;

                 (d) There are no past, pending or to the knowledge of RCCM threatened Environmental Claims (as hereinafter defined) against RCCM or any RCCM Property;

                 (e) There are no facts or circumstances, conditions or occurrences on any RCCM Property that could reasonably be anticipated by RCCM:

                          (i) to form the basis of an Environmental Claim against RCCM or any RCCM Property; or

                          (ii) to cause such RCCM Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such RCCM Property under any Environmental Law; and

                 (f) There are not now, nor have there been at any time, any underground storage tanks located on any RCCM Property.

         For purposes of this Agreement, the following terms shall have the following meanings:

         "RCCM Property" shall mean (i) any real property and improvements presently owned, leased, used, operated or occupied by RCCM, and (ii) any other real property and improvements at any previous time owned, leased, used, operated or occupied by RCCM.

         "Hazardous Substances" shall mean those substances listed in Section 101(14) of CERCLA, as hereinafter defined, including, but not limited to:

                 (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation,





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         transformers or other equipment that contain dielectric fluid containing detectible levels of polychlorinated byphenyls, and radon gas;

                 (ii) any chemicals, petroleum products, materials or substances defined as or included in the definition of hazardous substance, hazardous wastes, restricted hazardous waters, toxic substances, toxic pollutants, contaminants or pollutants, or words of similar import, under any applicable Environmental Law; and

                 (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601.

         "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law no in effect and in each case as amended and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to the environment, health, safety or Hazardous Materials, including without limitation CERCLA; the Toxic Substances Control Act, as amended 15 U.S.C. 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1151 et seq.; the Federal Insecticide, Fungicide, and Rodenticides Act, as amended, 7 U.S.C. 135, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. 1801 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq.; the Safe Drinking Water Act, 42 U.S.C. 3808 et seq.; the Clean Water Act, as amended, 33 U.S.C. 1251, et seq.; and any applicable state or local law;

         "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceeds relating in any way to any Environmental Law (for purposes of this subclause (E) of Section 411, Claims) or any permit issued under any such Environmental Law, including without limitation:

                 (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and

                 (ii) any and all Claims by any third party seeking damages, response, costs, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.





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         "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

         4.19 Labor Matters. RCCM has not been the subject of any union activity or labor dispute, and there have not been any strike of any kind called or threatened to be called against. RCCM has not violated any applicable federal or state law or regulation, including but not limited to the
Fair Labor Standards Act, relating to employment or labor practices.    RCCM
has no liability to any of its employees, agents, or consultants in connection with claims, or grievances by, or the termination of, such employees, agents, or consultants.

         4.20 No Brokers. RCCM has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of RCCM or CCC to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Other than the foregoing arrangements, RCCM is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         4.21 Consents and Approvals. Except for the consents and approvals listed on Schedule 4.21, which schedule 4.21 will be provided on or before the Closing Date, RCCM has or will obtain on or before closing all consents, approvals, authorizations or orders of third parties, including governmental or judicial authorities, necessary for the authorization, execution and performance of this Agreement by RCCM and RCCM will use its best, good faith efforts to secure all such consents and approvals on terms and conditions which are approved by CCC.

         4.22 Management Contracts. Schedule 4.22 contains a complete and accurate list of all written and oral agreements, contracts and commitments to which RCCM is a party, together with all amendments thereto, for the operation and/or management of child care centers (the "Management Contracts"), including the amount of cash flow generated from each center in operation ("Center Contributions") for each contract during the last two fiscal years and the estimated projected cash flow from each center in operation for each contract for the fiscal year 1995.

         The Management Contracts are in full force and effect and all parties to the same have performed all obligations required to be performed by them to date, and RCCM is not, and, to the best knowledge of RCCM, no other party is, in breach or default thereunder. To the best knowledge of RCCM, except for the First Fidelity contract which has been discussed with CCC, RCCM is on good terms with the parties to the Management Contracts and has no reason to believe that any Management Contract may not be continued or renewed by the parties thereto on the same terms and conditions as presently exist. Between the date hereof and the Closing Date, RCCM will promptly advise CCC of any action or event which would be required in order to make the representations set forth above in this Section 4.22 true and complete as of the date of such action or event.

         4.23 Consulting Contracts. Schedule 4.23 contains a complete and accurate list of all written and oral agreements, contacts and commitments to which RCCM or Lurie are a party, together with all amendments thereto, to provide consulting services, technical or other activities (other than Management Contracts), including payments received therefor, during the last two fiscal years and including commitments for fiscal year 1995.

         4.24 General Contracts. Schedule 4.24 contains a complete and correct list of all other written and oral agreements, contracts and commitments, together with all amendments thereto, to which RCCM is a party, of the following types:

                 (a) Mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money or evidencing credit or relating to the purchase or sale of stock or other securities;

                 (b)      Collective bargaining agreements;

                 (c) Bonus, profit-sharing, compensation, stock option, stock appreciation, pension, retirement, deferred compensation or other plans, agreements, trusts, funds or arrangements for the benefit of employees (whether or not legally binding) and other options, warrants and other agreements relating to securities of any of the RCCM;

                 (d) Agreements, orders or commitments for the purchase by RCCM of supplies or services exceeding $10,000 in the aggregate and not incurred in the ordinary course of business of a center;

                 (e) Leases of real or personal property with more than six months until expiration or renewal;

                 (f) Agreements, orders or commitments for capital expenditures in excess of $10,000 for any single project;

                 (g)      Consulting agreements, contracts or commitments;

                 (h) Employment agreements, contracts or commitments for full, part-time or consulting services; and

                 (i) Other agreements, contracts or commitments (other than those under which RCCM is the purchaser or obligor and which are terminable by RCCM at will or upon not more than 30 days' notice without penalty) which in any way involve payments, receipts, or potential liabilities of more than $10,000 in the case of any such agreement, contract or commitment (or in the case of any related set of agreements, contracts or commitments).

         These agreements, contracts and commitments are in full force and effect and all parties to the same have performed all obligations required to be performed by them to date, and RCCM is not, and, to the best knowledge of RCCM, no other party is, in breach or default thereunder. Between the date hereof and the Closing Date, RCCM will promptly advise CCC of any action or event which would be required in order to make the representations set forth above in this Section 4.24 true and correct as of the date of such action or event.

         4.25 No Default. RCCM is not in default in the performance, observance or fulfillment of any of the material terms, provisions or conditions of any agreement, contract, license, lease or other commitment to which RCCM is or may be a party and that will be assumed by CCC, nor does any condition exist which with notice or lapse of time or both would render such RCCM in such default. Except as set forth on Schedule relating to any of the Management Contracts, RCCM has not received notice that any party to any such agreement intends to cancel or terminate such agreement or to exercise or not to exercise any options under any such agreements.

         4.26 Disclosure. The representations and warranties of RCCM and Lurie contained in this Agreement and the information contained in the Schedules, written documents, financial statements, lists, certificates and other instruments delivered by or on behalf of RCCM pursuant to this Agreement, do not contain an untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact which is material to the business of RCCM which RCCM has not prior to the date hereof disclosed to CCC in writing.

         4.27 Relationships with Related Persons. No officer, director or Shareholder of RCCM has, and no affiliate of any officer, director or Shareholder of RCCM has, any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of RCCM. Except as set forth on Schedule 4.27, no officer, director or Shareholder of RCCM, or affiliate thereof, individually or collectively, owns or has owned of record or as beneficial owner, an equity interest or any other financial or profit interest in any firm, corporation or any other entity or person which (a) has had business dealings or a material financial interest in any transaction with RCCM, or (b) which is in competition with RCCM.

         4.28 Indebtedness to and from Officers, Directors and Shareholders. RCCM is not indebted, directly or indirectly, to any person who is an employee, officer or director of any of RCCM or any Shareholder or any affiliate of any such person in any amount whatsoever.

         4.29 Unlawful Payments. Neither RCCM, nor any officer, director, employee, agent or other representative of RCCM, nor any shareholder acting or purporting to act on behalf of RCCM has, directly or indirectly, made or authorized any payment, contribution or gift of money, property or services, in violation of applicable law, (i) as a kickback or bribe to any person, or (ii) to any political organization or the holder of, or any aspirant to, any elective or appointed office of any Nation, State, political subdivision thereof, in other governmental body or instrumentality.


                                 ARTICLE 5.
            REPRESENTATIONS AND WARRANTIES OF CCC AND MERGER SUB

         Except as set forth in the disclosure letter delivered at or prior to the execution hereof to RCCM (the "CCC Disclosure Letter"), CCC and Merger Sub represent and warrant to RCCM as of the date of this Agreement as follows:

         5.1 Existence; Good Standing; Corporate Authority; Compliance With Law. Each of CCC and Merger Sub is a corporation duly incorporated and validly existing under the laws of the state of its incorporation. CCC is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the assets, business, results of operations, prospects or financial condition of CCC. CCC has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. CCC is not in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which CCC or any of its properties or assets is subject. CCC has obtained all licenses, permits and other authorizations and has taken all actions required by applicable law or governmental regulations in connection with its business as now conducted.

         5.2 Authorization, Validity and Effect of Agreements. Each of CCC and Merger Sub has the requisite corporate power and authority to execute, deliver and perform this Agreement and all agreements and documents contemplated hereby and to consummate the transactions contemplated hereby and thereby. Subject only to the approval of the Agreement by the holders of a majority of the shares of CCC Preferred Stock present and voting thereon and the approval by the Board of Directors of CCC of the issuance of CCC Shares, the consummation by CCC and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of CCC and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         5.3 Capitalization. The authorized capital stock of CCC consists of 10,000,000 shares of common stock, no par value ("CCC Common Stock") and 5,000,000 shares of preferred stock, no par value (the "CCC Preferred Stock"). As of August 26, 1995, there were 2,326,476 shares of CCC Common Stock issued and outstanding, and 1,125,000 shares of CCC Preferred Stock issued and outstanding. CCC has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of CCC on any matter. All issued and outstanding shares of CCC Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as provided for in Schedule 5.3, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate CCC to issue, transfer or sell any shares of capital stock of CCC.

         5.4 Subsidiaries. Schedule 5.4 hereto is a complete list of each corporation, partnership, joint venture or other business organization (the "Subsidiary" or, with respect to all such organizations, the "Subsidiaries") in which CCC or any Subsidiary owns, directly or indirectly, any capital stock or other equity interest, or with respect to which RCCM or any Subsidiary, alone or in combination with others, is in a control position, which list shows the jurisdiction of incorporation or other organization and the percentage of stock or other equity interest of each Subsidiary owned by RCCM. Each Subsidiary which is a corporation is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to transact business as a foreign corporation and is in good standing in the jurisdictions listed in Schedule 5.4, which are the only jurisdictions where the properties owned or leased or the business transacted by it makes such licensing or qualification to do business as a foreign corporation necessary, and no other jurisdiction has demanded, requested or otherwise indicated that (or inquired whether) it is required so to qualify. Each Subsidiary which is not a corporation is duly organized and validly existing under the laws of the jurisdiction of its organization. Each Subsidiary has the power and authority and possesses all governmental and other permits, licenses and other authorizations to own or lease its properties and carry on its business as now conducted. The outstanding capital stock of each Subsidiary which is a corporation is validly issued, fully paid and nonassessable. CCC and the Subsidiaries have good and valid title to the equity interests in the Subsidiaries shown as owned by each of them on Schedule 5.4, free and clear of all liens, claims, charges, restrictions, security interests, equities, proxies, pledges or encumbrances of any kind. Except where otherwise indicated herein or unless the context otherwise requires, any reference to CCC herein shall include the Company and all of its wholly owned Subsidiaries.

         5.5 No Violation. Neither the execution and delivery by CCC and Merger Sub of this Agreement, nor the consummation by CCC and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Charter or Bylaws of CCC or Merger Sub; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the assets of CCC or Merger Sub pursuant to any commitment, lease, contract, or other material agreement or instrument to which CCC or Merger Sub is a party; or (iii) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to CCC or Merger Sub.

         5.6 Litigation. There are no actions, suits or proceedings pending against CCC or, to the actual knowledge of the executive officers of CCC, overly threatened in writing against CCC, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely to have a CCC Material Adverse Effect.

         5.7 Absence of Certain Changes. Since June 30, 1995, there has not been any material adverse change in the financial condition, results of operations, business, prospects, assets or liabilities (contingent or otherwise, whether due or to become due, known or unknown), of CCC, except for changes in the ordinary course of business consistent with historical experience resulting from the seasonal nature of CCC's business.

         5.8 No Brokers. CCC has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of RCCM or CCC to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Other than the foregoing arrangements, CCC is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         5.9 CCC Common Stock. The issuance and delivery by CCC of shares of CCC Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of CCC except for the approval of its shareholders contemplated by this Agreement. The shares of CCC Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

         5.10 Disclosure. The representations and warranties of CCC contained in this agreement, and the information contained in the Schedules, written documents, financial statements, lists, certificates and other instruments delivered by or on behalf of CCC pursuant to this Agreement, do not contain an untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.





                                   ARTICLE 6.
                                   COVENANTS

         6.1 Covenants of CCC and RCCM. During the period from the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that the other parties shall otherwise consent in writing) each of CCC and RCCM covenants with the other that, insofar as the obligations relate to it:

                 (a) From the date hereof to the Effective Time, each of RCCM and CCC shall allow, and each shall cause its representatives to allow, all designated officers, attorneys, accountants and other representatives of the other access at all reasonable times during regular business hours to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of RCCM and CCC.

                 (b) Except as and to the extent required by law, CCC and RCCM hereby agree not to disclose or use, and each shall cause its representatives not to disclose or use, any confidential information with respect to the other party hereto furnished, or to be furnished, by such other party or their representatives in connection herewith at any time or in any manner other than in connection with its evaluation of the Merger. Except as required by law, and as set forth in this subparagraph (e), neither CCC nor RCCM nor its representatives shall make any public statements regarding the Merger or this Agreement without the prior written approval of the other party.

                 (c) Each of RCCM and CCC agree to cooperate in the preparation, filing and audits, if any, of Federal tax returns for RCCM for fiscal year 1994 and subsequent periods prior to Closing. RCCM agrees that all tax returns for RCCM for fiscal year 1994 must be approved by CCC prior to filing.

         6.2 Covenants of RCCM and Lurie. RCCM and Lurie, jointly and severally, covenant and agree that between the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that CCC shall otherwise consent in writing):

                 (a) Conduct of Business. From the date hereof to the Closing Date, except as otherwise consented to by CCC in writing, RCCM will:

                          (i) carry on its business only in the ordinary course in substantially the same manner as heretofore;

                          (ii)    maintain and keep its properties and
                 equipment in as good repair, working order and condition as at present, except for ordinary wear and tear;

                          (iii) to the extent reasonably possible, keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by them;

                          (iv) perform all of its obligations under all contracts and commitments listed on Schedules 4.22, 4.23 and 4.24;

                          (v) use its best reasonable efforts to maintain and preserve its business organization intact and maintain its relationships with its respective suppliers and customers so that they will be preserved after the Closing Date; and

                          (vi) not take, or permit to be taken, any action described in Section 4.9 without the prior written consent of CCC.

                 (b) Shareholder Approval. Prior to the Closing Date, RCCM will, through its Board of Directors, recommend to its shareholders the approval of the Agreement and RCCM will promptly prepare and deliver solicitation materials necessary to obtain the requisite approval of its shareholders at the earliest practicable date. RCCM will promptly advise CCC of any notice given or demand made by a dissenting RCCM shareholder. RCCM shall furnish to CCC all information concerning RCCM and the Shareholders as CCC may reasonably request in connection with the preparation of solicitation materials necessary to obtain the approval, if necessary, of the CCC Shareholders.

                 (c) Subsequent Schedules and Financial Statements. Prior to the Closing Date, RCCM shall provide CCC with any changes in or additions to any Schedules delivered by RCCM pursuant to this Agreement.

                 (d) No Solicitation of Transactions. RCCM shall not, directly or indirectly, through any officer, director, employee or agent, solicit, initiate or encourage the submission of proposals or offers from any person, corporation, or other entity relating to (i) any acquisition or the purchase of all or (other than in the ordinary course of business) a portion of the assets of, or any equity interest in, RCCM, or (ii) any business combination with RCCM, and RCCM shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and shall request in writing the return of all confidential information heretofore provided to such parties. Further, RCCM shall not participate in any discussions or negotiations regarding, or furnish to any other person, corporation or other entity, any information with respect to, or otherwise facilitate, encourage or cooperate with, in any way, any effort or attempt by any other person, corporation or other entity, to do or seek any of the foregoing. RCCM shall promptly notify CCC if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and, to the extent such disclosure is not prohibited, shall indicate in reasonable detail in any such notice to CCC the identity of the offeror and the terms and conditions of any proposal.

                 (e) Representations and Warranties. From the date hereof to the Closing Date, neither RCCM nor Lurie will not take any action that would cause any of RCCM's representations or warranties contained in this Agreement, or otherwise made in writing to CCC, to become untrue, incorrect, incomplete or misleading.

                 (f) Confidentiality; Return of Materials. RCCM, its accountants, counsel and other agents or representatives shall hold in confidence all materials, documents, work papers and other information furnished to it by CCC until the Closing Date. If this Agreement is terminated in accordance with Section 8.4 hereof, RCCM will return to CCC all materials, documents, work papers and other materials obtained from CCC or generated by or on behalf of RCCM, whether so obtained or generated before or after the execution of this Agreement.

                 (g) Employment Agreement. Lurie shall enter into an employment agreement with CCC in substantially the form of
                    Exhibit 6.2(g) to be effective as of the Closing.

                 (h) Non-Compete Agreement. Lurie shall enter into a consulting and non-competition agreement with CCC in substantially the form of Exhibit 6.2(h) to be effective as of the Closing.

                 (i) Employment Agreements with Key Managers. RCCM and Lurie shall each use its best reasonable efforts to cause certain key managers of RCCM, if any are designated by CCC, to enter into employment agreements with CCC in substantially the form of Exhibit 6.2(i).

                 (j) Shareholders' Agreement. RCCM and Lurie shall each use its best reasonable efforts to cause Shareholders receiving CCC shares to enter into a Shareholders' Agreement, and related documents, in substantially the form of Exhibit 6.2(j).

                 (k) Best Efforts. RCCM and Lurie shall each use its best reasonable efforts to effect the transfer of all Management Contracts to CCC and to bring about the satisfaction of the conditions contained in Article 7 of this Agreement.

         6.3 Covenants of CCC. CCC covenants and agrees that between the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that RCCM shall otherwise consent in writing):

                 (a) Representations and Warranties. From the date hereof to the Closing Date, CCC will not take any action that would cause any of CCC's representations or warranties contained in this Agreement, or otherwise made in writing to RCCM, to become untrue, incorrect, incomplete or misleading.

                 (b) Confidentiality; Return of Materials. CCC, its accountants, counsel and other agents or representatives shall hold in confidence all materials, documents, work papers, and other information furnished to it by RCCM until the Closing Date. If this Agreement is terminated in accordance with Section 8.3 hereof, CCC will return to RCCM all materials, documents, work papers and other materials obtained from RCCM or generated by or on behalf of CCC, whether so obtained or generated before or after the execution of this Agreement.

                 (c) Governance. CCC's Board of Directors shall, as soon as practical after Closing, take all action necessary to cause Robert Lurie to be elected to the Board of Directors of CCC. CCC's Board of Directors shall further, as soon as practical after Closing, elect Robert Lurie as Chairman of the Board of Directors.

                 (d) Shareholder Approval. CCC shall furnish to RCCM all information concerning CCC and its shareholders as RCCM may reasonably request in connection with the preparation of solicitation materials necessary to obtain the approval of the RCCM shareholders.

                 (e) Best Efforts. CCC shall use its best reasonable efforts to bring about the satisfaction of the conditions contained in
         Article 7 of this Agreement.

                                 ARTICLE 7.
                                 CONDITIONS

         7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law and by the Board of Directors and holders of the issued and outstanding shares of capital stock of RCCM entitled to vote thereon and by the Board of Directors and holders of CCC Preferred Stock.

                 (b) No action or proceeding shall have been instituted before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions contemplated by this Agreement or to obtain an amount of damages or other material relief in connection with the execution of the Agreement or the related agreements or the consummation of the Merger; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Merger.

                 (c) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

                 (d) CCC shall have received from RCCM copies of all resolutions adopted by the Board of Directors and shareholders of RCCM in connection with this Agreement and the transactions contemplated hereby. RCCM shall have received from CCC and Merger Sub copies of all resolutions adopted by the Board of Directors and shareholders of each respective company in connection with this Agreement and the transactions contemplated hereby.

         7.2 Conditions to Obligation of RCCM to Effect the Merger. The obligation of RCCM to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) Representations and Warranties. The representations and warranties contained herein and otherwise made by or on behalf of CCC in writing, in connection with the transactions contemplated hereby, shall be true in all material respects when made and at and as of the Closing Date, as though originally made at and as of the Closing.

                 (b) Performance. CCC shall have duly performed and complied with all terms, agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

                 (c) Corporate Proceedings. All corporate and other proceedings of CCC in connection with the Agreement and the other transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to RCCM and its counsel and RCCM and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

                 (d) Consents. To the extent that any permits, consents or approvals of any person or entity shall be required for the consummation of the transactions contemplated herein by CCC, such consents or approvals shall have been obtained and delivered to RCCM.

         7.3 Conditions to Obligation of CCC and Merger Sub to Effect the Merger. The obligations of CCC and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) Representations and Warranties. The representations and warranties contained herein and otherwise made by or on behalf of RCCM and Lurie in writing, in connection with the transactions contemplated hereby, shall be true in all material respects when made and at and as of the Closing Date, as though originally made at and as of the Closing; provided, however, that the failure of the agreements listed in Schedules 4.22 or 4.23 to remain in full force and effect shall not be deemed a violation of the representations and warranties contained in Sections 4.9, 4.22 and/or 4.23.

                 (b) Performance. RCCM and Lurie shall have duly performed and complied with all terms, agreements, covenants and conditions required by this Agreement to be performed or complied with by each of them prior to or at the Closing.

                 (c) Corporate Proceedings. All corporate and other proceedings of RCCM in connection with the Agreement and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to CCC and its counsel, and CCC and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

                 (d) Employment Agreement. Lurie shall have executed an employment agreement pursuant to Section 6.2(g) hereof.

                 (e) Non-Compete Agreement. Lurie shall have entered into an agreement not to compete pursuant to Section 6.2(h) hereof.

                 (f) Consents. Other than as set forth in Section 7.3(i), any permits, consents or approval of any person or entity required for the consummation of the transactions contemplated herein shall have been obtained and delivered to CCC.

                 (g) Material Adverse Change. There shall have been no material adverse change in the assets, business, results of operations, prospects or condition (financial or otherwise) or business prospects of RCCM since the date of this Agreement.

                 (h) Litigation. No action or proceeding shall have been instituted or, to the knowledge of RCCM, threatened, and no order, decree, or judgment of any court, agency, commission or authority shall be existing questioning the validity of this Agreement or seeking to restrain the consummation of the transactions contemplated by this Agreement that, in the reasonable opinion of counsel for CCC, will render it impossible or inadvisable to consummate the transactions provided for in this Agreement.

                 (i) Consents to Transfer of Management Contracts. To the extent possible, using the best good faith efforts of RCCM, consents to the transfer in the Merger of all the Management Contracts listed on Schedule 4.22 hereto shall have been obtained on substantially the same terms and conditions as provided to RCCM prior to the Merger; provided, however that RCCM and Lurie agree to use their best good faith efforts to obtain the consents necessary to effect the transfer, on substantially the same terms and conditions, of any remaining contracts within 60 days of Closing; and provided, further, that the failure to obtain consents to the transfer of any Management Contracts shall not effect the validity of this agreement.

                 (j) Auditors' Letter. Trien & Rosenberg, the accounting firm for RCCM, shall have executed a letter, in a form satisfactory to CCC, agreeing to cooperate with CCC's accountants for the purposes of facilitating CCC's accountants' preparation of consolidated financial statements.

                 (k) Dissenting Shareholders. The number of shares of RCCM common stock which shall have perfected their dissenters' rights under the NJBCA shall not exceed 10% of the shares of RCCM outstanding immediately prior to the Effective Time.

                 (l) Escrow Agreement. Lurie shall have entered into an escrow agreement if required pursuant to Section 9.7 hereof and as is required by Section 9.8 hereof.

                 (m) Shareholders' Agreements. The Shareholders' shall have each executed a Shareholders' Agreement and related investor representations letter pursuant to Section 6.2(j) hereof.

                 (n) RCCM Optionholder Consents. Each holder of a RCCM Option shall have agreed, in writing, to surrender such RCCM Option in exchange for the consideration specified in Section 3.4.


                                   ARTICLE 8.
                                  TERMINATION

         8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of RCCM and/or CCC, by the mutual written consent of CCC and RCCM.

         8.2 Termination by Either CCC or RCCM. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either CCC or RCCM if (a) the Merger shall not have been consummated by November 1, 1995 or (b) the approval of RCCM's shareholders required by Section
6.2 shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree.

         8.3 Termination by RCCM. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the shareholders of RCCM referred to in
Section 6.2, by action of the Board of Directors of RCCM, if there has been a breach by CCC or Merger Sub of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a CCC Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of CCC, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by RCCM to CCC.

         8.4 Termination by CCC. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of RCCM referred to in Section 6.2, by action of the Board of Directors of CCC, if (a) there has been a breach by RCCM of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have an RCCM Material Adverse Effect, (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of RCCM, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by CCC to RCCM.

         8.5 Effect of Termination and Abandonment. Upon termination of this Agreement pursuant to this Section, this Agreement shall be void and of no other effect, except for confidentiality and expense provisions, and there shall be no liability by reason of this Agreement or the termination thereof on the part of any party hereto (other than for breach of a covenant contained herein), or on the part of the respective directors, officers, employees, agents or shareholders of any of them.

         8.6 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE 9.
                      SURVIVAL OF RCCM REPRESENTATIONS AND
                          WARRANTIES; INDEMNIFICATION

         9.1 Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement or in any instrument delivered by Lurie or RCCM pursuant to this Agreement shall survive the consummation of the Agreement and the transactions contemplated hereby but shall terminate 1 year after the Closing Date; provided however that the representations and warranties in Sections 4.4 (Prior Sales of Securities),
4.18 (Hazardous Substances), and 4.19 (Labor Matters) shall terminate 3 years after the Closing Date and provided, further, that the representations and warranties set forth in Section 4.10 regarding taxes shall survive until the running of all applicable statutes of limitation, and thereafter shall be of no further force and effect. All representations and warranties of RCCM or Lurie and CCC shall be unaffected by any investigations made by RCCM or CCC or knowledge obtained as a result thereof or otherwise.

         9.2 Indemnification by RCCM and Lurie. RCCM and Lurie hereby agree, jointly and severally, to indemnify and hold CCC harmless from and against, and agree to properly defend CCC from and reimburse CCC for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind ("Losses") (including, without limitation, reasonable attorneys' fees and other legal costs and expenses) which CCC may at any time suffer or incur, or become subject to, as a result of, in connection with, relating to or arising out of:

                 (a) Any misrepresentation or breach of any of the representations and warranties made by RCCM or Lurie in or pursuant to this Agreement;

                 (b) Any federal, state and/or local taxes owed whether or not shown on any return filed by RCCM for the tax years 1991 through 1995 and for Quality Child Care, Inc. for any period prior to the Closing Date;

                 (c) Any failure by RCCM or Lurie to carry out, perform, satisfy or discharge any of the covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials delivered by RCCM pursuant to this Agreement; and

                 (d) Any suit, action or other proceeding brought by any person or arising out of, or in any way related to, any of the matters referred to in clauses (a) or (b) immediately above.

         9.3 Indemnification by CCC. CCC hereby agrees to indemnify and hold RCCM and Lurie harmless from and against, and agrees to properly defend RCCM from and reimburse RCCM for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind ("Losses") (including, without limitation, reasonable attorneys' fees and other legal costs and expenses) which RCCM may at any time suffer or incur, or become subject to, as a result of, in connection with, relating to or arising out of:

                 (a) Any misrepresentation or breach of any of the representations and warranties made by CCC in or pursuant to this Agreement;

                 (b) Any failure by CCC to carry out, perform, satisfy or discharge any of the covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials delivered by CCC pursuant to this Agreement; and

                 (c) Any suit, action or other proceeding brought by any person or arising out of, or in any way related to, any of the matters referred to in clauses (a) or (b) immediately above.

         9.4 Limitations. Notwithstanding anything to the contrary herein, any claim by an indemnified party against any indemnifying party under this Agreement, except for any claim under Section 9.2(b) hereof, shall be payable by the indemnifying party only in the event and to the extent that the accumulated amount of the claims in respect of such indemnifying party's obligations to indemnify under this Agreement shall exceed the amount of $25,000 in the aggregate (the "Indemnification Threshold"); provided, however, that at such time as the aggregate amount of claims in respect of the indemnity obligations of such party shall exceed the Indemnification Threshold, such party shall thereafter be liable for the full amount of all indemnification losses subject to a maximum indemnity of $100,000 for any claims under Section 9.2(a), (c) or (d). Nothing in this Section shall limit a party's obligation to indemnify for Losses pursuant to Section 9.2(b) hereof.

         9.5 Right of Setoff. CCC shall have the option to recoup from Lurie all or any part of any Losses up to $100,000 which CCC may at any time suffer or incur, and for which CCC is indemnified pursuant to Sections 9.2(a), (c) and
(d) hereof, and all or any part of any Losses up to $500,000 which CCC may at any time suffer or incur, and for which CCC is indemnified pursuant to Section 9.2(b) hereof, by notifying Lurie that CCC is reducing the payments owed under his Non-Competition Agreement, entered into pursuant to Section 6.2(h) hereof, on a dollar-for-dollar basis. This right of setoff shall be applied to the payment(s) due to Lurie for the periods immediately following the determination of the Loss.

         9.6 1994 Tax Return Indemnity. It is agreed that on or prior to the Closing Date RCCM will prepare and file its tax returns due for the year 1994. RCCM agrees that Arthur Andersen & Co. shall review and approve such returns before filing and Lurie agrees that he shall pay to CCC immediately following Closing an amount up to $140,000 equal to the additional tax paid by RCCM (having taken into account any tax savings arising from the inclusion of net operating loss carryovers included in the tax returns) as a result of the business relationship of RCCM and Work Family Development Directions, Inc. (the "Work Family Relationship").

         9.7 Escrow For 1995 Tax Liability. At the Closing, in the event that the Work Family Relationship is not set forth in an agreement satisfactory to CCC, Lurie shall deposit into escrow with CCC $437,400 of the cash portion of the Per Share Price which Lurie shall receive in the Merger (the "Escrowed Funds") and the Escrowed Funds shall be held pursuant to the terms of an escrow agreement between Lurie and CCC which shall be entered into on or before the Closing Date on terms which are reasonably satisfactory to Lurie and CCC (the "Escrow Agreement"). The Escrowed Funds shall be used solely for the purposes of indemnifying CCC on a dollar for dollar basis for any Loss related to the RCCM tax return filed for 1995 and arising out of the Work Family Relationship.

         9.8 Escrow for Other Tax Liabilities. At the Closing, Lurie shall deposit into escrow with CCC $165,000 of the cash portion of the Per Share Price which Lurie shall receive in the Merger (the Additional Escrowed Funds") and the Additional Escrowed Funds shall be held pursuant to the terms of an Escrow Agreement. The Additional Escrowed Funds shall be used solely for the purposes of indemnifying CCC on a dollar for dollar basis for any Loss arising out of the indemnity set forth in Section 9.2(b) hereof.

                                  ARTICLE 10.
                               GENERAL PROVISIONS

         10.1 Non-survival of CCC Representations and Warranties. All representations and warranties of CCC in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and shall not survive the Merger.

         10.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

         If to CCC or Merger Sub:                  If to RCCM:

         Corporate Child Care, Inc.                Resources for Child Care Management
         209 Tenth Avenue South                    16 South Street
         Suite 300                                 Suite 300
         Nashville, Tennessee  37203               Morristown, New Jersey  07960
         Attn:  Marguerite W. Sallee               Attn:  Robert Lurie

         and:                                      with a copy to:

         James H. Cheek, III                       Marsha Bilzin
         Bass, Berry & Sims                        Stuzin and Camner, P.A.
         2700 First American Center                1221 Brickell Avenue
         Nashville, Tennessee  37238               Miami Beach, Florida  33131

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         10.3 Assignment, Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         10.4 Entire Agreement. This Agreement, the Exhibits, the Schedules, and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto, No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         10.5 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the shareholders of RCCM and CCC, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         10.6 Governing Law. The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the United States and those of the State of Tennessee applicable to contracts made and to be performed wholly within such state.

         10.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         10.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

         10.9 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

         10.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         10.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         10.12 Expenses. Each party to this Agreement shall bear its own expenses in connection with the Merger and the transactions contemplated hereby.

         10.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                           CORPORATE CHILD CARE, INC.
ATTEST:

By: /s/ David C. Gleason                   By: /s/ Marguerite W. Sallee
   -------------------------------            ---------------------------------------
                                                   Marguerite W. Sallee

                                           CCC ACQUISITION CORPORATION
ATTEST:

By: /s/ David C. Gleason                   By: /s/ Marguerite W. Sallee
   -------------------------------            ---------------------------------------
                                                   Marguerite W. Sallee

                                           RESOURCES FOR CHILD CARE
                                           MANAGEMENT, INC.

ATTEST:

By: /s/ David J. Gleason                   By: /s/ Robert Lurie
   -------------------------------            ------------------------------------------------
                                                   Robert Lurie

ATTEST:                                    ROBERT LURIE


By: /s/ Jane Lurie                                  /s/ Robert Lurie
   ----------------------------------------        ---------------------------------------------------